UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2024

STRAN & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41038	04-3297200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Heritage Drive, Suite 600, Quincy, MA	02171
(Address of principal executive offices)	(Zip Code)

800-833-3309
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWAG	The NASDAQ Stock Market LLC

Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $4.81375	SWAGW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2024, the Compensation Committee (the “Compensation Committee”) of Stran & Company, Inc. (the “Company”) approved annual bonuses for the fiscal year ended December 31, 2023 to each of Andrew Shape, Chief Executive Officer and President; David Browner, Chief Financial Officer; John Audibert, Vice President of Growth and Strategic Initiatives; and Sheila Johnshoy, Chief Operating Officer. Each of the equity bonus awards described below was awarded pursuant to the Stran & Company, Inc. Amended and Restated 2021 Equity Incentive Plan.

Annual Bonus Grant to Andrew Shape

The Compensation Committee approved the discretionary bonus award of a cash payment of $50,000 to Mr. Shape.

Annual Bonus Grant to David Browner

In accordance with the terms of the Employment Agreement, dated as of April 14, 2023, between Mr. Browner and the Company (the “Browner Agreement”), the Compensation Committee certified the attainment of performance conditions relating to certain targets for the fiscal year ended December 31, 2023. The Compensation Committee therefore approved the following bonuses for Mr. Browner as required by the Browner Agreement: The award of a cash payment of $26,250, the grant of 5,000 shares of common stock, and the vesting of 7,500 shares of common stock under the stock option granted to Mr. Browner on April 14, 2023 to purchase common stock at an exercise price of $1.72 per share.

Annual Bonus Grant to Sheila Johnshoy

Under the employment letter agreement, dated March 11, 2022, between Ms. Johnshoy and the Company (the “Johnshoy Agreement”), after the first year of employment, all cash and equity bonus compensation goals and bonus amounts will be reviewed, and all benchmarks and bonus percentages may be adjusted as proper each year based on changing business factors. On February 15, 2024, the Compensation Committee determined that the cash and equity bonus compensation performance conditions under the Johnshoy Agreement for the fiscal year ended December 31, 2023 would be the same cash and equity bonus compensation provided for under the Browner Agreement for the fiscal year ended December 31, 2023. In accordance with the foregoing, the Compensation Committee approved the following bonuses for Ms. Johnshoy: The award of a cash payment of $26,250, the grant of 5,000 shares of common stock, and the grant of a fully vested stock option to purchase 7,500 shares of common stock at an exercise price of $1.55 per share, which was equal to the last reported price of the common stock of the Company on The Nasdaq Stock Market LLC (“Nasdaq”) on the date of grant.

Annual Bonus Grant to John Audibert

In accordance with the terms of the Amended and Restated Consulting Agreement (the “Audibert Agreement”), dated as of April 14, 2023, among the Company, Mr. Audibert’s wholly-owned company, Josselin Capital Advisors, Inc., and Mr. Audibert, the Compensation Committee certified the attainment of a performance condition relating to a certain target for the fiscal year ended December 31, 2023. The Compensation Committee therefore approved a bonus of the vesting of 2,339 shares of restricted common stock that had been granted to Mr. Audibert as of April 14, 2023, as required by the Audibert Agreement. In addition, the Compensation Committee approved the following discretionary bonus awards to Mr. Audibert: The award of a cash payment of $10,000, the grant of 2,661 shares of common stock, and the grant of a fully vested stock option to purchase 7,500 shares of common stock at an exercise price of $1.55 per share, which was equal to the last reported price of the common stock of the Company on Nasdaq on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2024	STRAN & COMPANY, INC.

/s/ Andrew Shape
Name: Andrew Shape
Title: Chief Executive Officer

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